OPTION agreement

THIS is effective as of the 17 day of June, 2011.

AMONG:

Minas de Alta Ley La Palma, S.A. de C.V. a company incorporated under the laws of Mexico having his business address at Lázaro Cárdenas 146BIS Parque Industrial Lagunero Gómez Palacio , Dgo. , México. C.P. 35090

(the “Optionor”)

AND:

Minera Arriba S.A. de C.V, a company incorporated under the laws of Mexico having an address for business at 2402-1277 Melville Street, V6E 0A4 Vancouver, B.C. Canadá.

(the “Optionee”)

WHEREAS:

A.                  The Optionor is the sole legal and beneficial owner of 100% of the right, title and interest in and to the mineral concessions located in Batopilas Chihuahua, Mexico as more particularly described in Schedule A to this Agreement (the “Property”); and

B.                   The Optionor has agreed to sell to the Optionee 50% of the Optionor’s right title and interest in the Property and grant the exclusive and irrevocable right and option to the Optionee to acquire an additional thirty percent (30%) of the Optionor’s right, title and interest in the Property free and clear of all Encumbrances (as defined below), based on the terms and conditions provided herein (the “Option”).

NOW THEREFORE in consideration of the payment of $10.00 from each party to the other, and the premises and the respective covenants, agreements, representations and warranties of the Parties herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto covenant and agree as follows:

1.	DEFINITIONS

1.1	For the purposes of this Agreement:

(a)	“Assets” mean the Property and the Exploration Data;

(b)	“Business Day” means a day other than a Saturday, Sunday or a day on which chartered banks in Vancouver, British Columbia are closed;

(c)	“Closing” has the meaning ascribed to such term in Section 10.1 hereto;

(d)	“Closing Date” means the date that all conditions in Section 3.1 have been met;

(e)	“Commencement of Commercial Production” means:

(i)	if a mill is located on the Property, the last calendar day of a period of 40 consecutive calendar days in which, for not less than 30 calendar days, the mill processed ore from the Property at 60% of its rated concentrating capacity, or

(ii)	if a mill is not located on the Property, the last day of a period of 30 consecutive calendar days during which ore has been shipped from the Property on a reasonably regular basis for the purpose of earning revenues, but any period of time during which ore or concentrate is shipped from the Property for testing purposes, a bulk sample or during which milling operations are undertaken as initial tune-up, will not be taken into account in determining the date of Commencement of Commercial Production;

(f)	“Common Shares” means common shares in the capital of the Optionee;

(g)	“Dispute” has the meaning set out in Section 26.1;

(h)	“Encumbrance” has the meaning set out in Section 2.2(a) herein;

(i)	“Exploration Data” means a digital copy and hardcopy of all data related to the Property, including drill logs, maps and reports generated from said data, collected by the Optionor and its contractors on the Property;

(j)	“Exploration Expenditures” has the meaning ascribed to such term in Schedule “B” hereto;

(k)	“Governmental Authorities” mean any domestic or foreign government, whether federal, provincial, state, territorial, local, regional, municipal or other political jurisdiction, and any agency, authority, instrumentality, court, tribunal, board, commission, bureau, arbitrator, arbitration tribunal or other tribunal, or any quasi governmental or other entity, insofar as it exercises a legislative, judicial, regulatory, administrative, expropriation or taxing power or function of or pertaining to government;

(l)	“Material Adverse Effect” has the meaning set out in Section 2.2(c), herein;

(m)	“NI 43-101” means National Instrument 43-101 - Standards Of Disclosure For Mineral Projects;

(n)	“NSR” has the meaning ascribed to such term in Schedule “C” hereto;

(o)	“Option” has the meaning set out in recital B;

(p)	“Option Period” means the period of time from the date of this Agreement to and including the date of the exercise of the Option or termination of the Options;

(q)	“Party” means any party to this Agreement and “Parties” mean all of such parties;

(r)	“Permitted Encumbrances” means any encumbrances required to be paid to Governmental Authorities in accordance with the applicable laws of Mexico;

(s)	“Personal Information” means any information about an identifiable individual of the Optionor and includes information contained in any disclosure required by any stock exchanges or any applicable laws;

(t)	“Property” has the meaning set out in recital A to this Agreement, including any replacement or successor area with respect to the Property, and all mining leases and other mining interests derived from the Property;

(u)	“Transaction” means the sale of a 50% interest in the Property by the Optionor to the Optionee and the grant of the Option by the Optionor to the Optionee in consideration for the cash, Common Shares and Exploration Expenditures set out herein;

(v)	“U.S. person” has the meaning set out in Section 15.2(b); and

(w)	“U.S. Securities Act” has the meaning set out in Section 15.2(b).

2.	REPRESENTATIONS AND WARRANTIES OF THE PARTIES

2.1	Each Party represents and warrants to the other Party that:

(a)	each has the full right, power, capacity and authority to enter into, execute and deliver this Agreement and to be bound by its terms;

(b)	the consummation of this Agreement will not conflict with nor result in any breach of any agreement or other instrument whatever to which each Party hereto is a party or by which each Party is bound or to which each Party may be subject;

(c)	no proceedings are pending for, and each Party is unaware of any basis for, the institution of any proceedings leading to the placing of the Party in bankruptcy or subject to any other laws governing the affairs of insolvent parties;

(d)	each is a corporation duly organized, validly existing and in good standing under its applicable laws of incorporation and has all requisite corporate power and authority to own its properties and carry on its business as now being conducted;

(e)	the execution, delivery and performance of this Agreement and the matters contemplated herein have been duly authorized by all necessary corporate action and no other corporate proceedings are necessary to authorize this Agreement and the matters contemplated herein; and

(f)	the Agreement, when delivered in accordance with the terms hereof, will constitute a valid and binding obligation enforceable against the Party in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

2.2	The Optionor represents and warrants to the Optionee that:

(a)	except for the Permitted Encumbrances, the Optionor is the sole legal and beneficial owner of all right, title and interest to the Property and the Property is free and clear of, and from, all claims, liens, security interests, charges and encumbrances (each, an “Encumbrance”) and is not subject to any judgment, order or decree entered in any lawsuit or proceeding;

(b)	neither the execution, delivery and performance of this Agreement, nor the exercise of the Options, will conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any Encumbrance upon the Property or other instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Property;

(c)	there is no basis for and there is no action, suit, judgment, claim, demand or proceeding outstanding or pending, or threatened against or affecting the Property that, if adversely resolved or determined, would have a material adverse effect on the Property (a “Material Adverse Effect”) and there is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have such a Material Adverse Effect;

(d)	the Optionor holds all permits, licences, consents and authorities issued by all Governmental Authorities which are necessary in connection with the ownership and mineral exploration of the Property;

(e)	the Property has been properly staked, located and recorded pursuant to all applicable laws and regulations of the jurisdiction in which they are located and the respective interest of the Optionor in the Property is each in good standing;

(f)	except for the Permitted Encumbrances, and as contemplated herein, there are no outstanding agreements or options to acquire the Property or any portion or interest thereof, and no person, firm or corporation, other than the Optionor , has any proprietary or possessory interest in the Property;

(g)	there are no outstanding orders or directions relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to the Property and the conduct of the operations related thereto, and the Optionor has not received any notice of same and is not aware of any basis on which any such orders or direction could be made;

(h)	the Optionor’s ownership of the Property is in compliance with, is not in default or violation in any material respect under, and the Optionor has not been charged with or received any notice at any time of any material violation of any statute, law, ordinance, regulation, rule, decree or other applicable regulation in connection with the Optionor’s ownership of the Property;

(i)	the Optionor has duly filed all reports and returns required to be filed with Governmental Authorities and have obtained all governmental permits and other governmental consents, except as may be required after the execution of this Agreement and all of such permits and consents are in full force and effect, and no proceedings for the suspension or cancellation of any of them, and no investigation relating to any of them is pending or threatened and none of them will be adversely affected by the entry into this Agreement or the Transaction;

(j)	the Optionor has held the Property in material compliance with all laws, rules, statutes, ordinances, orders and regulations and the Optionor has not received any notice of any violation thereof, nor is the Optionor aware of any valid basis therefore;

(k)	there is no adverse claim or challenge against or to the ownership of or title to any part of the Property and there is no basis for such adverse claim or challenge which may affect the Property;

(l)	the Optionor has advised the Optionee of all of the material information relating to the mineral potential of the Property of which it has knowledge;

(m)	no filing or registration with, no notice to and no permit, authorization, consent, or approval of any public or Governmental Authorities or other person or entity is necessary for the exercise of the Options contemplated by this Agreement or to enable the Optionee to acquire up to a one hundred percent (100%) interest in the Property on the exercise of the Options;

(n)	there are no mine workings or waste dumps or mine tailings with respect to the Property;

(o)	the Property is not subject to any mining royalties imposed by any Governmental Authorities; and

(p)	the Optionor is not a “U.S. Person” (as that term is defined in Regulation S under the United States Securities Act of 1933, as amended).

2.3     The representations and warranties contained in Section 2.2 are provided for the exclusive benefit of the Optionee, and a breach of any one or more representations or warranties may be waived by the Optionee in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty, and the representations and warranties contained in Section 2.2 will survive the execution and delivery of this Agreement.

3.	SALE AND OPTION TO ACQUIRE INTEREST

3.1    The Optionor hereby sells to the Optionee a fifty percent (50%) interest in and to the Property, free and clear of all claims, taxes, liens or encumbrances, in consideration of which the Optionee will:

(a)	pay the Optionor $35,000 within 15 days of the execution of this Agreement by the Parties hereto;

(b)	pay the Optionor a further $315,000 on or before the Closing Date; and

(c)	issue the Optionor 1,500,000 Common Shares on or before the Closing Date.

3.2    Upon satisfaction of the conditions set out in Section 3.1 (which, for greater certainty, totals payments of $350,000 and share issuances of 1,500,000 Common Shares) a fifty percent (50%) undivided right, title and interest in the Property will automatically vest in the Optionee, free and clear of all Encumbrances. The Optionor agrees to grant the Optionee the Option to acquire a further 30% interest in the Property (for a total of 80%) exercisable as follows:

(a)	upon: (i) incurring cumulative Exploration Expenditures equal to or greater than $1,500,000 on or prior to the date that is twelve (12) months from the Closing Date, and (ii) making a cash payment of $300,000 to the Optionor, a further ten percent (10%) right, title and interest in the Property (for a total of 60%) will automatically vest in the Optionee free and clear of all Encumbrances;

(b)	upon: (i) incurring cumulative Exploration Expenditures equal to or greater than $2,500,000 on or prior to the date that is twenty four (24) months from the Closing Date, and (ii) making a cash payment of $300,000 to the Optionor, a further ten percent (10%) right, title and interest in the Property (for a total of 70%) will automatically vest in the Optionee free and clear of all Encumbrances;

(c)	upon: (i) incurring cumulative Exploration Expenditures equal to or greater than $4,000,000 on or prior to the date that is thirty six (36) months from the Closing Date, and (ii) making a cash payment of $300,000 to the Optionor, a further ten percent (10%) right, title and interest in the Property (for a total of 80%) will automatically vest in the Optionee free and clear of all Encumbrances; and

3.3    Any excess Exploration Expenditures incurred in any period set out in Section 3.2 shall be carried forward and applied to subsequent period’s or periods’ Exploration Expenditures, and the incurring of the Exploration Expenditures may be accelerated by the Optionee in its sole discretion.

3.4     If the Optionee elects not to, or for whatever reason is unable to, meet the minimum Exploration Expenditures during any period set out in Section 3.2 after the Closing Date, but desires to keep this Agreement in full force and effect, or if for any reason it is subsequently determined that the minimum Exploration Expenditures were not completed during any period set out in Section 3.2 following the Closing Date, then, in order to keep the Option in good standing, the Optionee shall forward all unpaid expenditures into the subsequent periods and “bond” the property by paying the Optionor $200,000 for every rolling 6 month period where at least ninety 90 days of drilling has not occurred on the property. This fee is in addition to payments needed to satisfy terms outlined in Section 3.3 hereto, and is non-refundable nor transferable. The parties understand that any Exploration Expenditures so bonded can only be applied until the end of the periods detailed in 3.3 while not violating its provisions unless otherwise agreed to by the parties. Should this clause not be satisfied in good faith, the Optionor, at their discretion, can terminate this Agreement in accordance with Section 16.3 hereto.

4.	transfer of PROPERTY

4.1     Upon Closing and each further percentage acquired by the Optionee under Section 3.2 :

(a)	the Optionor will promptly register, or will cause its agents to register, the Property in the name of the Optionee in accordance with applicable laws, and the Optionor will provide all assistance necessary to transfer the Property into the name of the Optionee; and

(b)	the Optionor will deliver, or will cause its agent to deliver, to the Optionee all data and other information in the possession or control of the Optionor with respect to the Property which have not been previously delivered to the Optionee.

4.2     The Optionor acknowledges and agrees that, upon the exercise of the Option, the Optionee may elect in its sole discretion to hold the title of the Property in a wholly-owned subsidiary. Under such circumstances, the Optionor will transfer the Property into such subsidiary as instructed by the Optionee while retaining equity in the subsidiary based on the provisions outlined in Section 3.

5.	investigations and availability of records

5.1    The Optionee and/or its directors, officers, auditors, counsel and other authorized representatives shall be permitted to make such commercially reasonable investigations of the Assets as the Optionee reasonably deems necessary or desirable, provided always that such investigations shall not unduly interfere with the operations of the Optionor. If reasonably requested, the Optionor shall provide copies of the Optionor’s corporate records, including its minute books, share ledgers and the records maintained in connection with the business of the Optionor, as applicable. Such investigations will not, however, affect or mitigate in any way the representations and warranties contained in this Agreement, which representations and warranties shall continue in full force and effect for the benefit of the Optionee.

6.	necessary consents

6.1     The Optionor shall use its respective best efforts to obtain from such directors, shareholders and all appropriate federal, state, municipal or other governmental or administrative bodies such approvals or consents as are required (if any) to complete the Transaction contemplated herein.

7.	mutual CONDITIONS PRECEDENT

7.1     The obligation of the Optionor to grant the Options on the Closing Date shall be subject to the prior completion of the following mutual conditions:

(a)	there will not be in force any order or decree restraining or enjoining the grant of the Option; and

(b)	all consents, orders and approvals required, necessary or desirable for the completion of the transactions provided for in this Agreement shall have been obtained or received from the persons, authorities or bodies having jurisdiction in the circumstances, all on terms satisfactory to each of the Parties hereto, acting reasonably.

8.	Optionor’s conditions precedent

8.1     The obligation of the Optionor to consummate the Transaction on the Closing Date shall be subject to the prior completion of the following conditions:

(a)	the representations and warranties of the Optionee contained in this Agreement will have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such Closing Date, save and except in any case which would not have a Material Adverse Effect;

(b)	the Optionee will have performed, fulfilled or complied with, in all material respects, all of its obligations, covenants and agreements contained in this Agreement to be fulfilled or complied with by the Optionee at or prior to the Closing Date;

(c)	the Optionee will deliver or cause to be delivered to the Optionor the closing documents as set forth in Section 12.1 in a form satisfactory to the Optionor acting reasonably;

(d)	all proceedings to be taken in connection with the transactions contemplated in this Agreement will be satisfactory in form and substance to the Optionor, acting reasonably, and the Optionor will have received copies of all instruments and other evidence as it may reasonably request in order to establish the consummation or closing of such transactions and the taking of all necessary proceedings in connection therewith; and

(e)	this Agreement and all other documents necessary or reasonably required to close the Transaction, all in form and substance reasonably satisfactory to the Optionor, will have been executed and delivered to the Optionor;

9.	OptionEE’s conditions precedent

9.1    The obligation of the Optionee to consummate the Transaction on the Closing Date shall be subject to the prior completion of the following conditions:

(a)	the representations and warranties of the Optionor contained in this Agreement will have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such Closing Date, save and except in any case which would not have a Material Adverse Effect on the Assets;

(b)	the Optionor will have performed, fulfilled or complied with, in all material respects, all of its obligations, covenants and agreements contained in this Agreement to be fulfilled or complied with by the Optionor at or prior to the Closing Date;

(c)	the Optionor will deliver or cause to be delivered to the Optionee the closing documents as set forth in Section 11.1 in a form satisfactory to the Optionee acting reasonably;

(d)	all proceedings to be taken in connection with the transactions contemplated in this Agreement will be satisfactory in form and substance to the Optionee, acting reasonably, and the Optionee will have received copies of all instruments and other evidence as it may reasonably request in order to establish the consummation or closing of such transactions and the taking of all necessary proceedings in connection therewith;

(e)	this Agreement and all other documents necessary or reasonably required to close the Transaction, all in form and substance reasonably satisfactory to the Optionee, will have been executed and delivered to the Optionee;

(f)	the Optionee completing and being reasonably satisfied with its due diligence on the Assets;

10.	CLOSING

10.1  Closing of the Transaction (the “Closing”) will take place on the Closing Date at the offices of the counsel for the Optionee or at such other location as agreed to by the Parties. Notwithstanding the location of the Closing, each Party agrees that the Closing may be completed by the exchange of undertakings between the respective legal counsel for the Parties, provided such undertakings are satisfactory to each Party’s respective legal counsel.

11.	closing deliveries of the Optionor

11.1  At Closing, the Optionor will deliver or cause to be delivered the following, duly executed and in the form and substance reasonably satisfactory to the Optionee:

(a)	all other information in the possession or control of the Optionor with respect to the Property (including the Exploration Data), which has not been previously delivered to the Optionee;

(b)	a title opinion for the Property, if one is requested by the Optionee, at the Optionee’s expense;

(c)	a certified copy of the resolutions of the directors of the Optionor approving and authorizing the entry into this Agreement and the transactions contemplated herein;

(d)	a certificate of a senior officer of the Optionor attesting that:

(i)	the representations and warranties of the Optionor are true and correct at the Closing Date as if made at that time,

(ii)	all agreements, covenants and conditions required by this Agreement to be complied with or performed by the Optionor on or before the Closing Date have been complied with or performed, and

(iii)	all conditions precedent to the obligations of the Optionor contained in this Agreement have been satisfied or waived; and

(e)	such other closing documents as may be required by the Optionee, acting reasonably.

12.	closing deliveries of the Optionee

12.1  At Closing, the Optionee will deliver or cause to be delivered the following, duly executed and in the form and substance reasonably satisfactory to the Optionor:

(a)	a share certificate registered in the name of the Optionor representing 1,500,000 Common Shares;

(b)	payment of $315,000;

(c)	a certified copy of the resolutions of the directors of the Optionee approving and authorizing the entry into this Agreement and the transactions contemplated herein;

(d)	a certificate of a senior officer of the Optionee attesting that:

(i)	the representations and warranties of the Optionee are true and correct at the Closing Date as if made at that time,

(ii)	all agreements, covenants and conditions required by this Agreement to be complied with or performed by the Optionee on or before the Closing Date have been complied with or performed, and

(iii)	all conditions precedent to the obligations of the Optionee contained in this Agreement have been satisfied or waived; and

(e)	such other closing documents as may be required by the Optionor, acting reasonably.

13.	right of entry

13.1  Throughout the Option Period, the directors and officers of the Optionee and its servants, agents and independent contractors, shall have the sole and exclusive right in respect of the Property to:

(a)	enter thereon;

(b)	have exclusive and quiet possession thereof;

(c)	do such prospecting, exploration, development and other mining work thereon and thereunder as the Optionee in its sole discretion may determine advisable;

(d)	bring upon and erect upon the Property such buildings, plant, machinery and equipment as the Optionee may deem advisable; and

(e)	remove therefrom and dispose of reasonable quantities of ores, minerals and metals for the purposes of obtaining assays or making other tests.

14.	OBLIGATIONS OF THE OPTIONEE DURING OPTION PERIOD

14.1  During the Option Period, the Optionee shall:

(a)	maintain the Property in good standing by the doing and filing of assessment work or the making of payments in lieu thereof, by the payment of taxes and rentals, and the performance of all other actions which may be necessary in that regard and in order to keep the Property free and clear of all liens and other charges arising from the Optionee’s activities thereon except those at the time contested in good faith by the Optionee;

(b)	duly record all exploration work carried out on the Property by the Optionee as assessment work;

(c)	permit the Optionor, or their representatives duly authorized in writing, to visit and inspect the Property at all reasonable times and intervals, and data obtained by the Optionee as a result of its operations thereon, provided always that the Optionor or their representatives shall abide by the rules and regulations laid down by the Optionee relating to matters of safety and efficiency in its operations and, notwithstanding, the Optionee shall be under no liability to the Optionor or their representatives for any personal injury, including death, or any damage to property other than such as might be occasioned by or through any negligence on the part of the Optionee, its servants or agents;

(d)	do all work on the Property in a good and workmanlike fashion and in accordance with all applicable laws, regulations, orders and ordinances of any governmental authority;

(e)	permit the Optionor, at its own expense, total access to the results of the work done on the Property; and

(f)	deliver to the Optionor, forthwith upon receipt thereof, copies of all reports, maps, assay results and other technical data compiled by or prepared at the direction of the Optionee with respect to the Property.

(g)	the Optionee will complete drilling program based on the budget conditions outlined in Section 3.3 hereto and a drilling program approved by both Optionee and Optionor; and

(h)	at the conclusion of drilling and exploration outlined in 3.3, Optionee will supply completed NI 43-101 resource estimate to Optionor with understanding Optionor will provide all necessary means to facilitate the execution of the document.
(i)

15.	securities laws

15.1   The Parties hereto acknowledge that the issuance of the Common Shares by the Optionee to the Optionor as contemplated herein will be made pursuant to an exemption from the registration and prospectus requirements of applicable securities laws pursuant to Section 2.13 of National Instrument 45-106.

15.2   The Optionor confirms to and covenants with the Optionee that:

(a)	it will comply with all requirements of applicable securities laws in connection with the issuance to it of the Common Shares and the resale of any of the Common Shares; and

(b)	the Common Shares have not been registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) or the securities laws of any State of the United States and that the Optionee does not intend to register the Common Shares under the U.S. Securities Act, or the securities laws of any State of the United States and has no obligation to do so. The Optionor is not a “U.S. person” (as that term is defined in Regulation S under the U.S. Securities Act) and is not purchasing the Common Shares for the account or benefit of any U.S. persons; provided, however, that the Optionor may sell or otherwise dispose the Common Shares pursuant to registration thereof under the U.S. Securities Act and any applicable State securities laws or pursuant to any available exemption from such registration requirements.

15.3   Upon the issuance of the Common Shares to the Optionor, and until such time as is no longer required under applicable securities laws, the certificates representing the Common Shares will bear the following legend required under National Instrument 45-102 in substantially the following form:

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THESE SECURITIES MUST NOT TRADE THE SECURITIES BEFORE THE DATE THAT IS FOUR MONTHS AND ONE DAY AFTER THE LATER OF: (I) THE DATE OF ISSUE, AND (II) THE DATE THE ISSUER BECOMES A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY IN CANADA.

15.4   If any of the Common Shares are required to be escrowed pursuant to the policies of a stock exchange, and all rights of protest or appeal has been exhausted by the Parties, the Optionor agrees to sign any such escrow agreement and abide by any such restrictions as may be so imposed by such stock exchange.

16.	termination

16.1  Optionee may at any time terminate this Agreement in its entirety on thirty (30) days written notice to the Optionor and except for the obligations set out in Section 16 hereto, shall thereafter have no liability to the Optionor as a result of such termination. For greater certainty, if terminated pursuant this Section 16.1 before the Closing Date, the Optionee shall not be entitled to pay or issue to the Optionor the cash or Common Shares set out in Subsections 3.1(b) and 3.1(c). Optionor will receive, in an orderly fashion, all sampling, assay and technical information with respect to the property.

16.2  Upon termination pursuant to Section 16.1 hereof prior to the Closing Date the Optionee shall have no legal or beneficial interests in or to any lands or mineral rights within the Property. The Option is an option only in respect of the Property and except as specifically provided otherwise, nothing in this Agreement shall be construed as obligating the Optionee to do any acts or make any payments hereunder and any act or acts or payment or payments as shall be made hereunder shall not be construed as obligating the Optionee to do any further act or make any further payment.

16.3  Subject to Section 17, a party may terminate this Agreement if at any time:

(a)	a Party fails to perform any obligation required to be performed by it hereunder, or a party is in breach of a warranty given by it hereunder, which failure or breach materially interferes with the implementation and operation of this Agreement; or

16.4   the Optionee does not issue the Common Shares, make the cash payments, Exploration Expenditures or bond payments in accordance with all provisions of Section 3. Notwithstanding any other provisions hereof, in the event of termination of this Agreement, the Optionee shall:

(a)	have the right and obligation to remove from the Property within 180 days of the effective date of such termination all equipment erected, installed or brought upon the Property by or at the instance of the Optionee;

(b)	if the termination has occurred after the Closing Date, file or have filed all applicable assessment work to keep the Property in good standing for the maximum period of time permitted under the applicable mining laws of Mexico following the termination of this Agreement; and

(c)	perform all reclamation work on the Property required under applicable mining and environmental laws as a result of operations carried out by or on behalf of the Optionee.

(d)	forfeit complete equity in the property and all monies and/or stocks paid to the Optionor outlined in Section 3, by the Optionor paying back all Drilling and Exploration expenses to the Optionee within 1 year of the default date.

17.	default

17.1   If at any time during the Option Period, the Optionee is in default of any material provision in this Agreement, the Optionor may terminate this Agreement, but only if:

(a)	it shall have first given to the Optionee a notice of default containing particulars of the obligation which the Optionee has not performed, or the warranty breached; and

(b)	the Optionee has not, within 60 calendar days following delivery of such notice of default, cured such default or commenced proceedings to cure such default by appropriate payment or performance, the Optionee hereby agreeing that should it so commence to cure any default it will undertake same to completion without undue delay.

17.2   Should the Optionee fail to comply with the provision of Section 17.1(b), the Optionor may thereafter terminate this Agreement by giving written notice thereof to the Optionee.

18.	power to charge property

18.1   At any time after the Optionee has exercised the First Option, the Optionee may grant mortgages, charges or liens (each of which is herein called a “mortgage”) of and upon the Property or any portion thereof, any mill or other fixed assets located thereon, and any or all of the tangible personal property located on or used in connection with the Property to secure financing of development of the Property, provided that, unless otherwise agreed to by the Optionor, it shall be a term of each mortgage that the mortgagee or any person acquiring title to the Property upon enforcement of the mortgage shall hold the same as if the mortgagee or any such person had executed this Agreement. Notwithstanding the foregoing, during the Option Period the Optionee may only grant, mortgages, charges or liens against the property with the written consent and approval of the Optionor with the understanding that any such obligation is the complete responsibility of the Optionee should the Optionee default under any provision of this Agreement.

19.	restrictive covenants

19.1   Until the earlier of the exercise of the Options or the termination of this Agreement, both the Optionee and the Optionor will not, without the prior written consent of the parties hereto, allow the Property to become subject to any Encumbrance of any nature or kind whatsoever or enter into any agreement (whether written or verbal) that may result in the creation of any such Encumbrance or otherwise restrict in any manner whatsoever the exercise of the Options by the Optionee as contemplated by this Agreement.

20.	NOTIFICATION

20.1   Between the date of this Agreement and the exercise of the Options, each of the Parties to this Agreement will promptly notify the other Party in writing if it becomes aware of any fact or condition that causes or constitutes a material breach of any of its representations and warranties as of the date of this Agreement, if it becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a material breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, each Party will promptly notify the other Parties of the occurrence of any material breach of any of its covenants in this Agreement or of the occurrence of any event that may make the satisfaction of such conditions impossible or unlikely.

21.	confidential information

21.1   No information furnished by the Optionee to the Optionor hereunder in respect of the activities carried out on the Property by the Optionee, or related to the sale of minerals, ore, bullion or other product derived from the Property, shall be published or disclosed by the Optionor without the prior written consent of the Optionee, but such consent in respect of the reporting of factual data shall not be unreasonably withheld, and shall not be withheld in respect of information required to be publicly disclosed pursuant to applicable securities or corporation laws, regulations or policies.

22.	INDEMNITY

22.1   The Optionor covenants and agrees with the Optionee (which covenant and agreement will survive the execution, delivery and termination of this Agreement) to indemnify and save harmless the Optionee against all liabilities, claims, demands, actions, causes of action, damages, losses, costs, expenses or legal fees suffered or incurred by the Optionee, directly or indirectly, by reason of or arising out of any warranties or representations on the part of the Optionor herein being untrue.

22.2   The Optionee covenants and agrees with the Optionor (which covenant and agreement will survive the execution, delivery and termination of this Agreement) to indemnify and save harmless the Optionor against all liabilities, claims, demands, actions, causes of action, damages, losses, costs, expenses or legal fees suffered or incurred by the Optionor, directly or indirectly, by reason of or arising out of any warranties or representations on the part of the Optionee herein being untrue.

23.	personal information

23.1   If required by the a stock exchange or any Governmental Authority, the Optionor shall obtain and deliver to the Optionee the express written consent of each individual connected to the Optionor with respect to the disclosure of Personal Information of such individuals by the Optionee to the stock exchange and all Governmental Authorities; and

24.	GOVERNING LAW

24.1  This Agreement will be exclusively construed and in all respects exclusively governed by the laws of Mexico

25.	NOTICES

25.1   All notices, payments and other required communications and deliveries to the Parties hereto will be in writing, and will be addressed to the Parties as follows or at such other address as the Parties may specify from time to time:

(a)	to the Optionor:

Minas de Alta Ley La Palma, S.A. de C.V.

Lázaro Cárdenas 146BIS Parque Industrial Lagunero Gómez Palacio, Dgo. ,

México, C.P. 35090

Attention : Mr. Luis Salvador Necochea Gamez (legal representative)

Facsimile:

And:

(b)	to the Optionee:

Minera Arriba S.A. de C.V.

2402-1277 Melville Street, V6E0A4 Vancouver, B.C. Canada.

Attention: Mr. Matthew Hamilton

Fax Number: ♦

All such notices and other communications will be deemed to have been received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of a fax, when the Party sending such fax has received electronic confirmation of its delivery, (iii) in the case of delivery by internationally-recognized express courier, on the business day following dispatch and (iv) in the case of mailing, on the fifth business day following mailing.

26.	ARBITRATION

26.1   If there is any disagreement, dispute or controversy (collectively, a “Dispute”) among the Parties with respect to any matter arising under this Agreement or the construction hereof, then the Dispute will be determined by arbitration in accordance with the following procedures:

All disputes arising in connection with the present contract shall be finally settled under the Rules of Arbitration of the Arbitration Center of Mexico (CAM) by one arbitrator appointed in accordance with the said Rules and the place of arbitration shall be Vancouver, British Columbia, Canada

27.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement among the Parties and will supersede and replace any other agreement or arrangement, whether oral or in writing and including the Letter Agreement, previously existing among the Parties with respect to the subject matter of this Agreement.

28	CONSENT OR WAIVER

28.1   No consent or waiver, express or implied, by any Party hereto in respect of any breach or default by any of the other Parties in the performance by such other Party of its obligations under this Agreement will be deemed or construed to be consent to or waiver of any other breach or default.

29.	non-business days

29.1   If any day on which action is required under this Agreement falls on a day which is not a Business Day, the date that such action is required will be extended to the next Business Day.

30.	force majeure

30.1  The obligations of the Parties hereto and the time frames established in this Agreement shall be suspended to the extent and for the period that performance is prevented by any cause beyond either Party’s reasonable control, whether foreseeable or unforeseeable, including, without limitation, labour disputes, acts of God, laws, regulations, orders, proclamations or requests of any governmental authority, inability to obtain on reasonable terms required permits, licenses, or other authorization s, or any other matter similar to the above.

31.	Funds

31.1 All funds set out herein are stated in United States currency.

32.	FURTHER ASSURANCES

32.1   The Parties will promptly execute, or cause to be executed, all bills of sale, forms of transfer, documents, conveyances and other instruments of further assurance which may be reasonably necessary or advisable to carry out the full intent and purpose of this Agreement, or to record wherever appropriate the respective interests from time to time of the Parties hereto in and to the Property.

33.	SEVERABILITY

33.1   If any provision of this Agreement is or will become illegal, unenforceable or invalid for any reason whatsoever, such illegal, unenforceable or invalid provisions will be severable from the remainder of this Agreement and will not affect the legality, enforceability or validity of the remaining provisions of this Agreement.

34.	non-merger

34.1   The representations and warranties, covenants and agreements of the Parties set forth herein will survive the exercise or termination of this Agreement and, notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases a Party of any such representation, warrant, covenant or agreement) or any investigation made by the Party, the same will remain in full force and effect.

35.	ENUREMENT

35.1   This Agreement will enure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns, as permitted.

36.	Right of First Refusal

36.1   No party will sell, assign, transfer or otherwise dispose of an interest in the Property except in accordance with the following conditions:

(a)	if a party (the “Seller”) desires to sell, assign, transfer or otherwise dispose of all or any part of an interest in the Property to a third party (the “Offered Interest”), the Seller will first offer (the “Offer”) the same in writing to the other party for cash. The Offer will state the purchase price payable by the third party in cash in Canadian dollars or, if the purchase price is for consideration other than cash, the cash equivalent of such consideration in Canadian dollars, and will state the other terms and conditions on which the Seller is willing to sell;

(b)	the other party will have sixty (60) days to accept the Offer. If the Offer is accepted by the other party (in this s.36.1 the “Purchasing Party”) , the Seller will forthwith transfer to the Purchasing Party the subject matter of the Offer, upon the Purchasing Party paying the purchase price;

(c)	the Purchasing Party will be prohibited from transferring, assigning, selling, conveying or pledging to any other third party other than an affiliate such Offered Interest for a period of one year after the completion of sale;

(d)	the Purchasing Party must provide to the Seller an undertaking that it has not entered into any negotiations of any sort with parties for the sale, assignment, transfer, conveyance or pledge of the Offered Interest; and

(e)	if the Offer is not accepted as to the whole of the subject matter thereof by the other party within sixty (60) days following receipt of the Offer, then, at any time during the further period of one hundred twenty (120) days immediately thereafter, the Seller may sell, assign, transfer or otherwise dispose of the subject matter of the Offer to a third party, but only at a price and on terms and conditions the same as or more favourable to the Seller than those set out in the Offer.

37.	Programs and Budgets / DILUTION

37.1   Upon the Optionee earning its 80% interest as set out in Section 3.2 , the Optionee and Optionor will be engaged in the joint venture development of the Property. Optionee will propose the work programs and budgets of the joint venture. Each party will have thirty (30) days from the date of receipt of a program to notify the Optionee as to whether it will participate at its interest level or whether it will not participate. If the Optionor choses to participate, they will be given six months (6) to obtain the capital necessary to invest at their interest level with no penalties and/or charges. The participating interest of a party which elects not to participate will be proportionately dilute in accordance with the dilution formula set out in Section 37.2. A party which fails to so notify the Optionee within the time required will be deemed to have elected to participate in the work program at its interest level. . A party which elects not to participate in a program will not be subject to dilution only to the extent that the expenditures under such program exceed one hundred fifteen percent (115%) of the budget for such program. If a party fails to pay six months (6) after electing to participate that party will suffer an accelerated dilution of one-hundred twenty-five percent (125%) of the monies not paid. Monies required for a work program must be paid no later than thirty days (30) prior to commencement of a work program.

37.2 Dilution

The dilution formula will be as follows:

percentage participating interest of party Y =	(A + B) x 100
C

where:

A = deemed expenditures of party Y

B = actual expenditures of party Y

C = total expenditures (deemed and actual) of all parties

Deemed expenditures are assigned a value based on work done by the Optionee in order to earn its participating interest. Thus, the deemed expenditures for the parties will be as follows:

If the participating interests of the parties are:		Their deemed expenditures upon formation of the joint venture will be:

Optionee	80%	$5,400,000

Optionor	20%	$1,350,000

For the purposes of calculating B and C above, actual expenditures are those direct and indirect expenditures made by a party in the exploration and development of the Property. Both the Optionee and Optionor acknowledge that neither party will invest monies in excess to what is provisioned in this Section without the written consent of the other party in an effort to maintain an 80% / 20% equity split. Should one of the parties fail to seek approval from the other prior to incurring additional deemed and actual expenditures, these monies will not be applied towards the dilution formula.

Where any party’s joint venture interest is diluted to be below 10% as a result of the formula above, its interest will be converted to a two percent (2%) NSR and such party will have no further interest in the Property or in the joint venture except the NSR interest. The party who retains the Property may purchase and fully extinguish half of the NSR at any time by making a payment to the holder of the NSR of $500,000 for each one-half percent (0.5%) purchased, total purchase price $1,000,000.

38.	AMENDMENTS

38.1   This Agreement may only be amended in writing with the mutual consent of each Party.

39.	TIME

39.1   Time is of the essence.

40.	COUNTERPARTS

40.1   This Agreement may be executed in any number of counterparts with the same effect as if all Parties hereto had signed the same document. All counterparts will be construed together and constitute one and the same agreement.

41.	Fax Execution

41.1   This Agreement may be executed by delivery of executed signature pages by fax and such fax execution will be effective for all purposes.

42.	schedules

42.1   The Schedules attached to this Agreement are incorporated herein and form part of this Agreement.

43.	OPTION ONLY

43.1   The Parties agree and acknowledge that this Agreement represents an elective option only, and there is no requirement for, or obligation on the part of the Optionee, to exercise the Option, in part or in full.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the date first written above.

MINERA ARRIBA S.A. DE C.V.

Per:
/s/ Matthew Hamilton
Matthew Hamilton Authorized Signatory

MINAS DE ALTA LEY LA PALMA, S.A. DE C.V.

Per:
/s/ Mr. Luis Salvador Necochea Gamez
Mr. Luis Salvador Necochea Gamez
Authorized Signatory

Schedule A

PROPERTY DESCRIPTION

Mineral Concessions

Mineral Concession	Title	Area (Hectares)	Record Number
LA PALMA	226922	145	016/33705
MPL LA PALMA	227492	2,455	016/34026

SCHEDULE B

Exploration Expenditures

 All capitalized terms not otherwise defined in this Schedule shall have the meaning ascribed to such term in the Option Agreement between Minas de Alta Ley la Palma, S.A. de C.V. and Minera Arriba S.A. de C.V dated June 17, 2011 (the “Option Agreement”)

“Exploration Expenditures” shall mean and include all costs or fees, expenses, liabilities and charges paid, incurred or occurred by the Optionee which are related to the Property, including without limitation:

a)	All costs and expenses incurred conduction exploration and prospecting activities on or in connection with the Property, including, without limitation, the active pursuit of required state or local authorizations or permits and performance of required environmental protection or reclamation obligations, the building, maintenance and repair of roads, drill site preparation, drilling, tracking, sampling, trenching, digging test pits, shaft sinking, acquiring, diverting and/or transporting water necessary for exploration, logging of drill holes, and drill core, completion and evaluation of geological, geophysical, geochemical or other exploration data and preparation of interpretive reports, and surveying and laboratory costs and charges (including assays or metallurgical analyses and tests);

b)	Salaries, wages, expenses and benefits of employees or consultants engaged in operations directly relating to the Property, including salaries and fringe benefits of those who are temporarily assigned to and directly employed on work relating to the Property for the periods of time such employees are engaged in such activities and reasonable transportation expenses from all such employees to and from their regular place of work to the Property;

c)	All costs incurred in performing any reclamation or other restoration or clean-up work required by an federal, state or local agency or authority, and all costs of insurance obtained or in force to cover activities undertaken by or on the Optionee’s behalf on the Property.

d)	All costs incurred in connection with preparation of mining plans, economic studies and technical reports pertaining to the Property, whether carried out by the Optionee or third parties under contract with the Optionee;

e)	Taxes and assessments, other than income taxes, assessed or levied upon or against the Property or any improvements thereon situated thereon for which the Optionee is responsible or for which the Optionee reimburses Optionor;

f)	Any tax payments required to be made to any regulatory authority in connection with the Property incurred before or after the parties entry into the Option Agreement;

g)	Cost of material, equipment and supplies acquired, leased or hired, for use in conducting exploration or development operations related to the Property provided, however, that equipment owned and supplied by the Optionor shall be chargeable at rates no greater than comparable market rental rates available in the area of the Property.

h)	Costs and expenses of establishing and maintaining field offices, camps and housing facilities; and

i)	Costs incurred by the Optionee in examining and curing title to any part of the Property, in maintaining the Property, whether through the performance of assessment work, the payment of claim maintenance fees or otherwise, in making required payments or performing other required obligations under any underlying agreements, in satisfying surface use or damage obligations to landowners, or in conducting any analyses of the environmental conditions at the Property.

SCHEDULE C

Net Smelter Returns

All capitalized terms not otherwise defined in this Schedule shall have the meaning ascribed to such term in the Option Agreement between Minas de Alta Ley la Palma, S.A. de C.V. and Minera Arriba S.A. de C.V dated June 17, 2011

“Net Smelter Returns” shall mean the net amount of money received by Optionee for its own account from the sale of minerals or concentrates extracted and derived from the ore mined from the Property (“Mineral Production”) to a mill, smelter or other ore buyer after deduction of all Permissible Deductions.

“Permissible Deductions” means the aggregate (to the extent not previously deducted or accrued) that is paid or accrued in each monthly period relating to the Mineral Production as follows:

(i)	weighing, sampling, assaying and representation costs, and metal losses;

(ii)	processor, refinery or smelter charges;

(iii)	ore treatment charges, penalties , and any and all charges made by the purchaser of the Mineral Production;

(iv)	any and all shipping, handling, forwarding and insurance costs which may be incurred in connection with the transportation of the Mineral Production;

(v)	all umpire charges which the purchaser may be required to pay; and

(vi)	government imposed production, royalties and ad valorem taxes (excluding taxes on income).